Exhibit 10.11

NONQUALIFIED STOCK OPTION AGREEMENT

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Re:	Symmetry Medical, Inc. (the “Company”)
Grant of Nonqualified Stock Option

Dear

The Company is pleased to advise you that its Board of Directors has granted to you a stock option (an “Option”), as provided below, under the Symmetry Medical, Inc. 2002 Stock Option Plan (the “Plan”), a copy of which is attached hereto and incorporated herein by reference.

1. Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Agreement” shall mean this stock option agreement.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) your theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company, your perpetration or attempted perpetration of fraud, or your participation in a fraud or attempted fraud, on the Company or your unauthorized appropriation of, or your attempt to misappropriate, any tangible or intangible assets or property of the Company, (ii) any act or acts of disloyalty, misconduct or moral turpitude by you injurious to the interest, property, operations, business or reputation of the Company or your conviction of a crime the commission of which results in injury to the Company or (iii) your failure or inability (other than by reason of your Disability) to carry out effectively your duties and obligations to the Company or to participate effectively and actively in the management of the Company, as determined in the reasonable judgment of the Board.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

“Committee” shall mean the Stock Option Committee, or such other committee of the Board which may be designated by the Board to administer the Plan. The Committee shall be composed of two or more directors as appointed from time to time to serve by the Board.

“Common Stock” shall mean the Company’s Common Stock, par value $.01 per share, or, in the event that the outstanding Common Stock is hereafter changed into or exchanged for different stock or securities of the Company, such other stock or securities.

“Company” shall mean Symmetry Medical, Inc., a Delaware corporation, and (except to the extent the context requires otherwise) any subsidiary corporation of Symmetry Medical, Inc. as such term is defined in Section 424(f) of the Code.

“Disability” shall mean your inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively your duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve-month period, as determined in the reasonable judgment of the Board.

“Fair Market Value” of the Common Stock shall be determined by the Committee or, in the absence of the Committee, by the Board.

“Independent Third Party” means any person who, immediately prior to the contemplated transaction, does not own directly or indirectly in excess of 5% of the Company’s voting capital stock on a fully-diluted basis (a “5% Owner”), who does not control, is not controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other persons.

“Option Shares” shall mean (i) all shares of Common Stock issued or issuable upon the exercise of the Option and (ii) all shares of Common Stock issued with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Common Stock. Option Shares shall continue to be Option Shares in the hands of any holder other than you (except for the Company and, to the extent that you are permitted to transfer Option Shares pursuant to paragraph 15 hereof, purchasers pursuant to a public offering under the Securities Act), and each such transferee thereof shall succeed to the rights and obligations of a holder of Option Shares hereunder.

“Public Sale” means any sale of Option Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.

“Sale of the Company” shall mean a sale of all or substantially all of the Company’s assets determined on a consolidated basis or a sale of all or substantially all of the Company’s outstanding capital stock (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) to an Independent Third Party.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute.

2. Option.

(a) Terms. Your Option is for the purchase of up to            shares of Common Stock (the “Option Shares”) at a price per share of $       (the “Exercise Price”), payable upon exercise as set forth in paragraph 2(b) below. Your Option shall expire at the close of business on the tenth anniversary of the date hereof (the “Expiration Date”), subject to earlier expiration as provided in paragraph 3(b) below or upon termination of your employment as provided in paragraph 5(b) below. Your Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

(b) Payment of Option Price. Subject to paragraph 3 below, your Option may be exercised in whole or in part upon payment of an amount (the “Option Price”) in cash (including check, bank draft or money order) equal to the product of (i) the Exercise Price multiplied by (ii) the number of Option Shares to be acquired.

3. Exercisability/Vesting.

(a) Vesting. Your Option may be exercised only to the extent it has become vested. Your Option shall vest and become exercisable with respect to all of your Option Shares in accordance with the following schedule if the Company’s EBITDA (as defined in Appendix A hereto) meets the applicable Target Amount (as defined in Appendix A) as of such fiscal year end and if as of each such date you are employed by the Company:

DATE	CUMULATIVE PERCENTAGE OF OPTION SHARES VESTED
Company’s fiscal year ending on or around December 31,	25%
Company’s fiscal year ending on or around December 31,	50%
Company’s fiscal year ending on or around December 31,	75%
Company’s fiscal year ending on or around December 31,	100%

The number of Option Shares with respect to which your Option may be exercised shall not increase once you cease to be employed by the Company.

(b) If any increment of your Option does not become vested on any such fiscal year end of the Company set forth in paragraph 3(a) above as a result of the Target Amount for the period ended on such fiscal year end not being met, such increment shall become vested on any such subsequent fiscal year end (through the fiscal year ending on or around December 31, 2005) if the Target Amount for the period ended on such subsequent fiscal year end is met during the period referred to in Appendix A ending on such subsequent fiscal year end and so long as you are employed by the Company on the date which such increment would otherwise become vested. Notwithstanding the foregoing provisions of this paragraph 3(b), your entire Option shall become fully vested and exercisable on the fiscal year end of the Company ending on or around December 31, 2008, provided that you are employed by the Company on such date.

4. Sale of the Company. In the event of a Sale of the Company, any portion of your Option that was then vested and exercisable shall, in the discretion of the Committee (i) be cancelled in consideration for payment to you of an amount equal to the portion of the consideration that would have been payable to you pursuant to the Sale of the Company if the then vested and exercisable portion of your Option had been fully exercised immediately prior to such transaction, less the aggregate Exercise Price, (ii) if the amount that would have been payable to you pursuant to such transaction if the Option had been fully exercised immediately prior thereto would be less than the aggregate Exercise Price that would have been payable therefor, cancel the Option for no consideration or payment of any kind, (iii) become fully vested and exercisable immediately prior to the Sale of the Company (provided that such Option shall terminate if not exercised as of the consummation of the Sale of the Company or other prescribed period of time), and/or (iv) remain outstanding or be adjusted pursuant to paragraph 12 below. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in a Sale of the Company includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

5. Expiration of Option.

(a) Normal Expiration. In no event shall any part of your Option be exercisable after the Expiration Date set forth in paragraph 2(a) above.

(b) Early Expiration Upon Termination of Employment. Any portion of your Option that was not vested and exercisable on the date your employment with the Company terminated shall expire and be forfeited on such date, and any portion of your Option that was vested and exercisable on the date your employment with the Company terminated shall also expire and be forfeited; provided that: (i) if you die or become subject to any Disability, the portion of your Option that is vested and exercisable shall expire 180 days from the date of your death or Disability, but in no event after the Expiration Date, (ii) if you retire (with the approval of the Committee or the Board), the portion of your Option that is vested and exercisable shall expire 90 days from the date of your retirement, but in no event after the Expiration Date, and (iii) if you are discharged other than for Cause, the portion of your Option that is vested and exercisable shall expire 30 days from the date of your discharge, but in no event after the Expiration Date.

6. Procedure for Exercise. You may exercise all or any portion of your Option, to the extent it has vested and is outstanding, at any time and from time to time prior to its expiration, by delivering written notice to the Company (to the attention of the Company’s Secretary) and your written acknowledgment that you have read and have been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to you regarding the Company, together with payment of the Option Price in accordance with the provisions of paragraph 2(b) above. As a condition to any exercise of your Option, you shall permit the Company to deliver to you all financial and other information regarding the Company it believes necessary to enable you to make an informed investment decision, and you shall make all customary investment representations which the Company requires.

7. Securities Laws Restrictions and Other Restrictions on Transfer of Option Shares. You represent that when you exercise your Option you shall be purchasing Option Shares for your own account and not on behalf of others. You understand and acknowledge that federal and state securities laws govern and restrict your right to offer, sell or otherwise dispose of any Option Shares unless your offer, sale or other disposition thereof is registered under the Securities Act and state securities laws, or in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration or qualification thereunder. You agree that you shall not offer, sell or otherwise dispose of any Option Shares in any manner which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other state or federal law. You further understand that the certificates for any Option Shares you purchase shall bear such legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

8. Non-Transferability of Option. Your Option is personal to you and is not transferable by you other than by will or the laws of descent and distribution. During your lifetime only you (or your guardian or legal representative) may exercise your Option. In the event of your death, your Option may be exercised only (i) by the executor or administrator of your estate or the person or persons to whom your rights under the Option shall pass by will or the laws of descent and distribution and (ii) to the extent that you were entitled hereunder at the date of your death.

9. Conformity with Plan. Your Option is intended to conform in all respects with, and is subject to all applicable terms, conditions and provisions of, the Plan (which is incorporated in its entirety herein by reference). inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan.

10. Rights of Participants. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate your employment at any time (with or without Cause), nor confer upon you any right to continue in the employ of the Company for any period of time or to continue your present (or any other) rate of compensation, and in the event of your termination of employment (including, but not limited to, termination by the Company without Cause) any portion of your Option that was not previously vested and exercisable shall be forfeited. Nothing in this Agreement shall confer upon you any right to be selected again as a Plan participant or to be selected as a participant or beneficiary of any other Company plan or program, and nothing in the Plan or this Agreement shall provide for any adjustment to the number of Option Shares subject to your Option upon the occurrence of subsequent events except as provided in paragraph 12 below.

11. Withholding of Taxes. The Company shall be entitled, if necessary or desirable, to withhold from you from any amounts due and payable by the Company to you (or secure payment from you in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any Option Shares issuable under the Plan, and the Company may defer such issuance unless indemnified by you to its satisfaction.

12. Adjustments. In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the shares of Common Stock, the Board or the Committee may, in order to prevent the dilution or enlargement of rights under your Option, make such adjustments in the number and type of shares authorized by the Plan, the number and type of shares covered by your Option and the Exercise Price specified herein, in each case as may be determined by the Board or the Committee to be appropriate and equitable.

13. Right to Purchase Option Shares Upon Your Termination of Employment.

(a) Repurchase of Option Shares. If your employment with the Company shall terminate, including upon your death, Disability, resignation or termination with or without Cause (the date on which such termination occurs being referred to as the “Termination Date”), then the Company shall have the option to repurchase all or any part of the Option Shares issued or issuable upon exercise of your Option, whether held by you or by one or more of your transferees, at the price determined in accordance with the provisions of paragraph 14 hereof (the “Repurchase Option”).

(b) Repurchase by Company. The Company may elect to purchase all or any portion of the Option Shares by delivery of written notice (the “Repurchase Notice”) to you or any other holders of the Option Shares within 120 days after the Termination Date. The Repurchase Notice shall set forth the number of Option Shares to be acquired from you and such other holder(s), the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction. The number of Option Shares to be repurchased by the Company shall first be satisfied to the extent possible from the Option Shares held by you at the time of delivery of the Repurchase Notice. If the number of Option Shares then held by you is less than the total number of Option Shares the Company has elected to purchase, then the Company shall purchase the remaining shares elected to be purchased from the other holders thereof, pro rata according to the number of shares held by each such holder at the time of delivery of such Repurchase Notice (determined as close as practical to the nearest whole shares).

(c) Closing of Repurchase of Option Shares. The purchase of Option Shares pursuant to this paragraph 13 shall be closed at the Company’s executive offices within 20 days after the expiration of the 120-day period referred to in paragraph 13 (b). At the closing, the Company shall pay the purchase price in the manner specified in paragraph 14(b) and you and any other holders of Option Shares being purchased shall deliver the certificate or certificates representing such shares to the Company or its nominees, accompanied by duly executed stock powers. The Company shall be entitled to receive customary representations and warranties from and any other selling holders of Option Shares regarding the sale of such shares (including representations and warranties regarding good title to such shares, tree and clear of any liens or encumbrances) and to require all sellers’ signatures to be guaranteed by a national bank or reputable securities broker.

14. Purchase Price for Option Shares.

(a) Purchase Price. The purchase price per share to be paid for the Option Shares purchased by the Company pursuant to paragraph 13 shall be equal to the Fair Market Value of such Option Shares as of the Termination Date.

(b) Manner of Payment. If the Company purchases all or any portion of the Option Shares, including Option Shares held by one or more of your transferees, the Company shall pay for such shares: (i) first, by certified check or wire transfer of funds to the extent such payment would not cause the Company to violate the General Corporation Law of the State of Delaware and would not cause the Company to breach any agreement to which it is a party relating to the indebtedness for borrowed money or other material agreement; and (ii) thereafter, with a subordinated promissory note of the Company. Such subordinated promissory note shall bear interest at the rate of 6% per annum (which shall be payable annually in cash unless otherwise prohibited), shall have all principal payment due on the fifth anniversary of the date of issuance and shall be subordinated on terms and conditions satisfactory to the holders of the Company’s indebtedness for borrowed money. In addition, the Company may pay the purchase price for such shares by offsetting amounts outstanding under any indebtedness or obligations owed by you to the Company.

15. Restrictions on Transfer.

(a) Transfer of Option Shares. You shall not sell, pledge or otherwise transfer any interest in any Option Shares except pursuant to a Public Sale or the provisions of paragraph 13 or 17 hereof (“Exempt Transfers”) and except pursuant to the provisions of this paragraph 15.

(b) Certain Permitted Transfers. The restrictions contained in this paragraph 15 shall not apply with respect to transfers of Option Shares (i) pursuant to applicable laws of descent and distribution or (ii) among your family group; provided that the restrictions contained in this paragraph 15 shall continue to be applicable to the Option Shares after any such transfer and the transferees of such Option Shares have agreed in writing to be bound by the provisions of this Agreement. Your “family group” means your spouse and descendants (whether natural or adopted) and any trust or limited partnership solely for the benefit of you and/or your spouse and/or your descendants.

(c) Termination of Restrictions. The restrictions set forth in this paragraph 15 shall continue with respect to each Option Share until the earlier of (i) the date on which such Option Share has been transferred in a Public Sale in compliance with the terms hereof or (ii) the consummation of a Sale of the Company.

16. Additional Restrictions on Transfer.

(a) Restrictive Legend. The certificates representing the Option Shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON                     , HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN OPTION AGREEMENT BETWEEN THE COMPANY AND RICHARD L. WORLAND DATED AS OF DECEMBER 30, 2001, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

(b) Opinion of Counsel. You may not sell, transfer or dispose of any Option Shares (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company that registration under the Securities Act or any applicable state securities law is not required in connection with such transfer.

(c) Holdback. You agree not to effect any public sale or distribution of any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180 days after the effectiveness of any underwritten Demand Registration or any underwritten Piggyback Registration (as such terms are defined in the Registration Agreement), except as part of such underwritten registration if otherwise permitted.

17. Sale of the Company.

(a) Consent to Sale of Company. If the Board and the holders of a majority of the Company’s outstanding capital stock (the “Approving Holders”) approve a Sale of the Company (the “Approved Sale”), each holder of Option Shares shall participate in such Approved Sale. If the Approved Sale is structured as (i) a merger or consolidation, each holder of Option Shares will waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of stock, each holder of Option Shares shall vote for, consent to, raise no objection against and agree to sell such holder’s Option Shares and surrender any Options owned by such holder on the terms and conditions approved by the Approving Holders, subject to the provisions of paragraph 17(b). Each holder of Option Shares will take all necessary or desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Company. To the extent practical, all costs not paid by the Company shall be paid by the stockholders of the Company on a pro rata basis.

(b) Conditions. The obligations of the holders of Option Shares with respect to an Approved Sale are subject to the satisfaction of the following conditions: (i) each holder of shares of a class of stock will be given the identical consideration with respect to each share of such class, and, if any holders of the Company’s outstanding capital stock are given an option as to the form and amount of consideration to be received, each holder of Option Shares will be given the same option and (ii) each holder of then currently exercisable or convertible rights to acquire shares of equity interests in the Company .will be given an opportunity to exercise such rights or to convert prior to the consummation of the Approved Sale and participate in such sale as holders of such equity interests.

(c) Purchaser Representative. If the Company or a majority of the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 under the Securities Act (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Option Shares, if required under the Securities Act, will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company. If any holder of Option Shares appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative.

(d) Termination of Restrictions. The provisions of this paragraph 17 shall terminate when the Company has sold shares of its Common Stock pursuant to a public offering registered under the Securities Act.

18. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

19. Amendment. Except as otherwise provided herein, any provision of this Agreement may be amended or waived only with the prior written consent of you and the Company.

20. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

21. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

22. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

23. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

24. Governing Law. The corporate law of the State of Delaware shall govern all questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of Illinois.

25. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to you and to the Company at the addresses indicated below:

(a) If to the Optionee:

To the address set forth on the first page of this Agreement.

(b) If to the Company:

Symmetry Medical, Inc.

220 West Market Street

Warsaw, IN 46580

Attention: President

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

26. Rule 701 Compensation. The Company and you acknowledge-and agree that this Agreement has been executed and delivered, and the Option has been granted hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company and you. The grant of the Option hereunder and any issuance of Option Shares upon exercise of the Option are intended to qualify as an exempt offering under Rule 701 of the Securities Act.

27. Entire Agreement. This Agreement constitutes the entire understanding between you and the Company, and supersedes all other agreements, whether written or oral, with respect to the subject matter hereof.

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Please execute the extra copy of this Agreement in the space below and return it to the Company’s Secretary at its executive offices to confirm your understanding and acceptance of the agreements contained in this Agreement.

Very truly yours,

SYMMETRY MEDICAL, INC.

By:

Name:
Title: President and Chief Executive

Enclosures:	1. Extra copy of this Agreement
2. Copy of the Plan

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of:	OPTIONEE

SPOUSAL CONSENT

The undersigned spouse of Participant hereby acknowledges that I have read the foregoing Stock Option Agreement and that I understand its contents. I am aware that the Agreement provides for the repurchase of my spouse’s shares of Common Stock under certain circumstances and imposes other restrictions on the transfer of such Common Stock. I agree that my spouse’s interest in the Common Stock is subject to this Agreement and any interest I may have in such Common Stock shall be irrevocably bound by this Agreement and further that the my community property interest, if any, shall be similarly bound by this Agreement.

I am aware that the legal, financial and other matters contained in this Agreement are complex and I am free to seek advice with respect thereto from independent counsel. I have either sought such advice or determined after carefully reviewing this Agreement that I will waive such right.

Spouse

Witness

APPENDIX A

“Target Amount” shall equal the EBITDA performance goals as set forth below:

EBITDA
Fiscal year ended on or around December 31, 2002
Two fiscal years ended on or around December 31, 2003
Three fiscal years ended on or around December 31, 2004
Four fiscal years ended on or around December 31, 2005

For purposes hereof, “EBITDA” shall mean the consolidated earnings of the Company and its subsidiaries before deductions for interest, taxes, depreciation and non-cash amortization. The Committee may adjust EBITDA targets upward for subsequent asset purchases and downward for asset sales, if any.